EXHIBIT 99.1

          SYNTHETECH, INC. BOARD ELECTS HANS C. NOETZLI AS NEW DIRECTOR

Albany, Oregon, October 26, 2004--Synthetech, Inc. announced today that its board of directors increased the size of the board from six to seven members and elected Hans C. Noetzli to fill the new position, effective October 21, 2004.

Mr. Noetzli is the Chairman of Schweizerhall, Inc., a wholly owned subsidiary of Schweizerhall Holding AG, headquartered in Basel, Switzerland. He has more than 30 years' experience in the fine chemicals industry. Prior to assuming his present position, Mr. Noetzli served in many executive functions of the Alusuisse-Lonza Group, among them as a member of its Executive Committee and for 16 years as the CEO of Lonza Inc. Mr. Noetzli currently serves on the boards of directors of Aceto Corporation, a publicly owned company involved in the distribution and marketing of pharmaceutical and specialty chemicals, where he is a member of the Audit Committee, and IRIX Pharmaceuticals, Inc., a privately owned developer and manufacturer of active pharmaceutical ingredients. He also served on the boards of various industry associations, including the Chemical Manufacturing Association, the Swiss-American Chamber of Commerce, New York, and others. Mr. Noetzli holds a degree in Business Administration from the Basel Business School in Basel, Switzerland.

M. "Sreeni" Sreenivasan, President and CEO of Synthetech, stated "We are pleased to have Hans join the Synthetech team. We believe Hans's deep experience in the pharmaceutical and fine chemical manufacturing business will be of immense value to us as we navigate our path forward in today's challenging times for the industry."

ABOUT SYNTHETECH

Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, and proprietary custom chiral intermediates primarily for the pharmaceutical and cosmeceutical industries. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases, and in cosmeceuticals.




MORE INFORMATION: Web site: www.synthetech.com
                                    E-mail:  investor@synthetec,com
                                             ----------------------

CONTACT:                            M. "Sreeni" Sreenivasan, President & CEO
                                    Gary Weber, CFO
                                    PO Box 646
                                    Albany, Oregon  97321
                                    541 967-6575